Exhibit 99.1

Cendant Announces Division Management Changes as
Company Nears Completion of Strategic Realignment

New York, March 14, 2005—Cendant Corporation (NYSE:CD) today announced that the Company’s previously disclosed strategic realignment and disposition of several non-core business units will result in the streamlining of its division management structure and changes in reporting relationships.

In keeping with the Company’s strategic realignment, Cendant will operate within two vertical markets—Travel and Real Estate. The Real Estate Services Division will continue under the leadership of Richard A. Smith, chairman and CEO of that division. The Company’s Travel segment will comprise two integrated groups—Travel Content and Travel Distribution. Stephen P. Holmes, chairman and CEO of Cendant’s Hospitality Services Division will be responsible for Travel Content, which includes the Hotel Group, Timeshare Resort Group, Vacation Exchange Group, Vacation Rental Group and Cendant Car Rental Group. Samuel L. Katz, chairman and CEO of the Travel Distribution Services Division will oversee Travel Distribution, which includes Agency Services, Consumer Travel, Corporate Travel Solutions and Supplier Services. As a result of the expected disposition of the Company’s Marketing Services Division in the third quarter of 2005, the Company will disaggregate its Europe, Middle East and Africa (EMEA) headquarters in London, and the functions provided by this office will be subsumed by Cendant’s U.S-based Corporate Group and/or operating units based in the UK.

Accordingly, Kevin M. Sheehan, chairman and chief executive officer, Vehicle Services Division and Scott Forbes, senior executive vice president of Cendant EMEA will be leaving the Company.

Cendant’s Chairman and CEO, Henry R. Silverman, stated: “The recent dispositions of our non-core business units, including our tax preparation, mortgage, fleet management and fuel card management units, and the pending sale of Marketing Services, will position Cendant as a pure play travel and real estate company. As part of the realignment, we are compelled to streamline our management reporting structure to be more in line with the long-term operating structure of the Company.

“Kevin Sheehan has been a trusted advisor and strategic partner for more than 20 years and has played an important role in the evolution of Cendant. Kevin took the helm at Avis Group as president in 1999 following its initial public offering, and later served as Cendant’s CFO after Avis was brought back into the Cendant fold in 2001. Given the depth of his experience at Avis, Kevin assumed responsibility for the Company’s Vehicle Services Division upon the acquisition of Budget in 2003. Under Kevin’s stewardship, we have surpassed all expectations for synergy creation through the successful integration of Budget, substantially increased the services portion of our Fleet business, and drove the growth of Wright Express, which culminated in Cendant receiving approximately $1 billion of proceeds from its disposition through a public offering this past month. With the recent spin-off of PHH and sale of the Company’s fuel card management business, Kevin and I together concluded that his work at Cendant is substantially complete. I am confident that Kevin’s diverse leadership experiences and noteworthy accomplishments at Cendant will enable him to realize his ultimate goal of leading a large public company on his own.

“Scott Forbes has made invaluable contributions to Cendant’s achievements during his fifteen years from the inception of HFS through our Company’s recent transformation. As one of my earliest senior executives, Scott played an important leadership role in HFS’ formative years and the creation of Cendant, culminating in his appointment as Chief Accounting Officer. He later identified the opportunity and agreed to lead Cendant’s operations in EMEA at its nascent stage. In this capacity, Scott served as the senior corporate executive outside the United States and was responsible for the transformation of NCP and Green Flag into thriving businesses that ultimately generated more than $1.6 billion of combined proceeds upon disposition. He was also responsible for forming our Vacation Rental Group in 2001, and successfully implemented its acquisition strategy to make it the industry’s global leader with more than $1 billion of annual rental value. As a result of Scott’s efforts, our operating divisions have reached considerable scale in EMEA and he believes that his work is substantially complete. I am grateful for his dedication to Cendant and for the value he has created for our shareholders.

“Both Kevin and Scott will be sorely missed by all of us at Cendant, and I wish them much success as they pursue opportunities outside of the Company.”

As a direct result of its strategic realignment and disposition of non-core businesses, Cendant also announced that it expects to implement changes in the Company’s segment reporting structure with respect to its Travel Content group for financial reporting purposes effective with its first quarter 2005 earnings release. Travel Content will contain three segments: Hospitality, Timeshare Resort and Vehicle Rental. The Company expects to re-format its 2005 guidance consistent with its new segment reporting during the next several weeks.

About Cendant
Cendant is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

Contacts:

Media Contact:

Elliot Bloom 212-413-1832	Kelli Segal 212-413-1871

Investor Relations:

Sam Levenson 212-413-1834	Henry A. Diamond 212-413-1920